Exhibit 10.21

SEPARATION AND RELEASE AGREEMENT

          This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between ROGUE WAVE SOFTWARE, INC. (“Rogue Wave”) and MERLE A. WATERMAN, with principal residence at 2269 Eagles Nest Drive, Lafayette, Colorado 80026(“Mr. Waterman”) (collectively “Parties”) as of the Execution Date of this Agreement defined in paragraph 26 below.

          WHEREAS, effective as of May 1, 2003, Mr. Waterman tendered his resignation as Chief Financial Officer and any and all other positions he may have held as an employee, officer, and director of Rogue Wave as well as any such positions as employee, officer, director, or agent he may have held with Rogue Wave’s corporate affiliates, parents or subsidiaries;

          WHEREAS, Rogue Wave has accepted the resignation tendered by Mr. Waterman;

          WHEREAS, the Parties wish to make the separation amicable but conclusive on the terms and conditions set forth herein; and

          WHEREAS, Mr. Waterman accepts the benefits of this Agreement with the acknowledgment that by its terms he has been fully and satisfactorily compensated and will receive no payment, compensation, or benefits relating in any manner to Mr. Waterman’s employment with Rogue Wave or the separation thereof except as set forth in this Agreement.

COVENANTS

          NOW THEREFORE, in consideration of the above set forth recitals which are incorporated herein by reference and the mutual promises and covenants contained in this Agreement, it is hereby agreed by and between the Parties hereto as follows:

          1.           Resignation. Mr. Waterman has tendered, and Rogue Wave has accepted, Mr. Waterman’s resignation as Chief Financial Officer and any and all other positions he may have held as an employee, officer, and director of Rogue Wave as well as any positions he may have held as officer, director, or agent with any of Rogue Wave’s corporate affiliates, parents or subsidiaries, effective as of May 1, 2003 (“Separation Date”).

          2.           Modification and Substitution of Agreement.  The Parties agree that this Agreement shall replace, modify, and completely supercede any obligations of Rogue Wave, including those set forth in any agreement, plan, policy, contract, bylaw, Board resolution, or other source, whether written or oral, concerning the terms of Mr. Waterman’s employment with, or separation from, Rogue Wave.  This Agreement, and the exhibits hereto, establishes the final agreement between the parties as to the obligations of Rogue Wave, and this Agreement may be altered only in a writing signed by the Chief Executive Officer of Rogue Wave.

          3.           Consideration.  Although Rogue Wave has no policy or procedure requiring payment of any severance benefits, Rogue Wave agrees to the following as part of this

Agreement: Rogue Wave agrees to pay Mr. Waterman $100,000 (One Hundred Thousand Dollars), less all legally required deductions and required withholdings (“Lump Sum Payment”).  The Lump Sum Payment shall be made in a one-time payment within 14 days of the Execution Date of this Agreement.  The Lump Sum Payment shall be by check and delivered by first class mail, overnight delivery, or hand delivery (at the sole option of Rogue Wave) to Mr. Waterman at the address of his principal residence set forth above.

          4.           Insurance.  To the extent permitted by the federal COBRA law, applicable state laws, and the insurance policies and rules applicable to Rogue Wave, Mr. Waterman will be eligible to continue his health insurance benefits.  Mr. Waterman acknowledges that Rogue Wave has provided him with a COBRA notification form setting forth Mr. Waterman’s rights and responsibilities with regard to COBRA coverage.  Should Mr. Waterman timely elect to continue coverage pursuant to COBRA, Rogue Wave agrees to pay the premiums in the amount of the premium to that which Rogue Wave paid immediately prior to the Separation Date for Mr. Waterman’s insurance coverage for a period beginning May 1, 2003 and concluding April 31, 2004 (“COBRA Payment Period”), unless this obligation is terminated earlier as set forth in this Agreement.  Should Mr. Waterman obtain employment during the COBRA Payment Period, Rogue Wave’s obligation under this paragraph shall forever cease upon the expiration of the waiting period (if any) for entitlement to insurance coverage through Mr. Waterman’s new employer.  Mr. Waterman agrees to notify Rogue Wave in writing in the event he obtains employment during the COBRA Payment Period.

          5.           Shares Subject to Option. Pursuant to Mr. Waterman’s stock option grant(s) and the plan(s) governing those grant(s) (the “Stock Plan”), vesting of Mr. Waterman’s stock options will cease on the Separation Date.  Any right to exercise any vested shares will be as set forth in Mr. Waterman’s stock option grant notice, applicable stock option agreements, and the Stock Plan.

          6.           Other Compensation.  Except as expressly provided herein, Mr. Waterman acknowledges and agrees that he will not receive (nor is Mr. Waterman entitled to receive) any consideration, compensation, payments, bonuses, commissions, reimbursements, incentive payments, stock, equity interests, stock options, or benefits of any kind.  Mr. Waterman further acknowledges and agrees that Rogue Wave has paid to Mr. Waterman in full any and all wages, salary, accrued but unused vacation, floating holiday accrued but not taken, personal time off, commissions, bonuses, stock options, incentive payments and compensation due and owing, if any, as of the Separation Date.  The Parties also agree that this Agreement supercedes any and all prior agreements concerning the obligations of Rogue Wave to Mr. Waterman.

          7.           Denial of Liability.  The Parties acknowledge that any payment by Rogue Wave and any release by Mr. Waterman pursuant to this Agreement are made to ensure that the separation is amicable, that in making any such payment or release, Rogue Wave and Mr. Waterman in no way admit any liability to each other and that they expressly deny any such liability.

          8.           Nondisparagement.  Mr. Waterman agrees that he will not at any time disparage Rogue Wave nor any of its officers or directors to third parties in any manner likely to be harmful to Rogue Wave, its business reputation, or the personal or business reputation of its officers, directors, shareholders and/or employees.  Notwithstanding the prohibition in the preceding sentence, Mr. Waterman shall respond truthfully, accurately and fully to any question, inquiry, or request for information when required by legal process.

          9.           Rogue Wave Property.  Prior to the Separation Date, Mr. Waterman agrees to return to Rogue Wave all Rogue Wave documents in whatever form (and all copies thereof) and any and all other Rogue Wave property in Mr. Waterman’s possession, custody or control, including, but not limited to, financial information, customer information, customer lists, employee lists, Rogue Wave files, notes, contracts, contracts, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property, including any computer equipment, laptops, cellular telephones, pagers, credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential material of Rogue Wave (and all reproductions thereof in any form including electronic or paper).  Mr. Waterman agrees that should he fail to comply with this paragraph of this Agreement, Rogue Wave may pursue any rights it has in law or in equity to recover such information, to prevent Mr. Waterman’s use, disclosure, or destruction of such property, and to recover damages for Mr. Waterman’s retention, use, disclosure, or destruction of Rogue Wave property.

          10.           Confidentiality/Non-Disclosure.  Mr. Waterman acknowledges that confidentiality and nondisclosure of the terms of this Agreement are material considerations for the Parties entering into this Agreement.  Mr. Waterman acknowledges, represents, and agrees that he has not and will not discuss the terms or provisions of the Agreement with any current or former Rogue Wave employee except the Vice President of Human Resources and the Chief Executive Officer.  As such, the provisions of this Agreement shall be held in strictest confidence by Mr. Waterman and shall not be publicized or disclosed in any manner whatsoever, including but not limited to, by discussions, print or broadcast media, any public network such as the Internet, any other outbound data program such as computer generated mail, electronic mail reports or faxes, or any source likely to result in publication or computerized access.  Notwithstanding the prohibitions in this paragraph:  (a) Mr. Waterman may disclose this Agreement in confidence to his attorneys, accountants, auditors, tax preparers, and financial advisors; and (b) Mr. Waterman may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  Nothing in this paragraph shall prevent Rogue Wave from disclosing this Agreement (i) to its accounting, financial, tax, and legal advisors or to auditors, (ii) as necessary to implement or enforce its terms, (iii) as necessary or appropriate under reporting and disclosure obligations, (iv) upon request by any government entity, or (v) as required by law.

          11.           Business Expense Reimbursement.  Rogue Wave agrees to reimburse Mr. Waterman for those reasonable business expenses he necessarily incurred in his capacity as a Rogue Wave employee prior the Separation Date to the extent such expenses are consistent with Rogue Wave’s policies in this regard.  Mr. Waterman acknowledges and agrees that Rogue Wave will not reimburse him for any expenses he incurred after the Separation Date.  Mr. Waterman must submit the necessary documentation establishing the amount, date and reason for expenses he incurred and for which he seeks reimbursement no later than 15 days after the Separation Date.

          12.           References.  To coordinate Rogue Wave’s response to any inquiries from prospective employers seeking employment references concerning Mr. Waterman, Mr. Waterman agrees to direct such prospective employers exclusively to the Rogue Wave Vice President of Human Resources.  Should the Vice President of Human Resources receive an inquiry, the Vice President (or an authorized agent acting on behalf of the Vice President) shall confirm Mr. Waterman’s period of employment with Rogue Wave, the position he held, and the latest salary that he received as an employee and will state that Rogue Wave policy precludes the release of further

          13.           Release of Claims by Mr. Waterman.  For the consideration set forth in this Agreement and the mutual covenants of Rogue Wave and Mr. Waterman and except for the covenants set forth in this Agreement, Mr. Waterman hereby releases, acquits and forever discharges Rogue Wave, its affiliated corporations and entities, its and their officers, directors, agents, representatives, servants, attorneys, employees, stockholders, successors and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Execution Date, including but not limited to:  (i) all claims and demands directly or indirectly arising out of or in any way connected with Mr. Waterman’s employment with Rogue Wave or the termination of that employment; (ii) claims, demands, or liabilities related to salary, bonuses, commissions, incentive payments, vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; (iii) claims, demands, or liabilities related to stock, stock options, or any ownership or equity interests in Rogue Wave; (iv) claims (including claims for damages, attorney’s fees, court costs, or any expenses) pursuant to any federal, any state statute, or any local law, common law or any other cause of action including, but not limited to, the Federal Civil Rights Act of 1964, as amended; Title VII of the Federal Civil Rights Act of 1964, as amended; the Federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Colorado Anti-Discrimination Act; the Age Discrimination in Employment Act; the Equal Pay Act of 1963, as amended; the Fair Labor Standard Act, as amended; (v) any tort, contract, or statutory claims under any theory, including but not limited to wrongful discharge, discrimination, harassment, fraud, misrepresentation, defamation, libel, emotional distress, breach of the implied covenant of good faith and fair dealing, and (vi) any other obligation arising under any statute, regulation, contract, promise, bylaw, or source of law.  Mr. Waterman agrees that in the event he brings a claim or charge covered by this release, or does not dismiss with prejudice and withdraw any claim covered by this release, in which he seeks damages against Rogue Wave or in the event he seeks to recover against Rogue Wave in any claim brought by a governmental agency on his behalf, this Agreement shall serve as a complete defense to such claims or charges.

          14.           Tax Consequences.  Mr. Waterman expressly acknowledges that Rogue Wave has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Rogue Wave to Mr. Waterman pursuant to this Agreement.  Mr. Waterman agrees to indemnify and hold Rogue Wave harmless for any and all claims or penalties asserted against Rogue Wave for failure to pay taxes due on any consideration provided by Rogue Wave pursuant to this Agreement.

          15.           Cooperation.  Mr. Waterman agrees to fully cooperate with Rogue Wave and make himself available to the company for any investigations or lawsuits involving Rogue Wave or its successors or assigns.  Except for time spent in depositions or trial, Mr. Waterman will be paid an hourly rate based on his final base salary for time spent at the request of Rogue Wave.  Nothing in this Agreement will restrict or preclude Mr. Waterman from, or otherwise influence Mr. Waterman in, testifying fully and truthfully in legal, administrative, or any other proceedings involving Rogue Wave, as required by law or formal legal process.

          16.           Agreement Not to Seek Reemployment.  As a free and voluntary act, Mr. Waterman agrees never to seek or accept direct or indirect employment or consulting or contracting employment with Rogue Wave for a period of five (5) years from the Execution Date of this Agreement.  If this provision is breached by Mr. Waterman, the application will be rejected by Rogue Wave without any resulting liability for Rogue Wave.  In the event Mr. Waterman is employed as an employee, consultant, independent contractor, or otherwise, in contravention of the terms of this paragraph 17 of this Agreement, he shall be subject to summary dismissal or discharge without any resulting liability for Rogue Wave.  Notwithstanding the foregoing, Rogue Wave and Mr. Waterman agree that Mr. Waterman may seek or accept employment as an employee, consultant, independent contractor, or sub-contractor with any person or entity that contracts with Rogue Wave, provided he does not work directly or indirectly on work related to Rogue Wave and that such employment does not violate Mr. Waterman’s obligations under the Confidentiality Agreement or any state or federal law, including but not limited to the protection of Rogue Wave’s trade secrets.  Mr. Waterman represents that he does not currently have any application for employment pending with Rogue Wave.

          17.           No Third Party Rights.  The Parties agree that by making this Agreement, they do not intend to confer any benefits, privileges, or rights to others.  The Agreement is strictly between the Parties hereto, subject to the terms of paragraph 21 below, and that it shall not be construed to vest in any other the status of third-party beneficiary.

          18.           Voluntary and Knowingly.  Mr. Waterman acknowledges that, before executing this Agreement, he has been advised and given the opportunity to consult with counsel and has in fact sought and received advice from counsel of his own choosing, and was fully advised of his rights under law.  Mr. Waterman further acknowledges that he has reviewed this Agreement in its entirety, understands it, and voluntarily executes it.

          19.           Duty to Effectuate.  The Parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

          20.           Entire Agreement.  Except for those agreements expressly referenced herein, this Agreement, including Exhibit A hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between Mr. Waterman and Rogue Wave with regard to the subject matter hereof.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  It may not be modified except in a writing signed by the Chief Executive Officer of Rogue Wave.

          21.           Successors and Assigns.  This Agreement, including Exhibit A, hereto, shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and insure to the benefit of each party, its heirs, successors and assigns.

          22.           Applicable Law.  The Parties agree and intend that Colorado statutes and case law shall govern any and all disputes arising between the Parties relating to, construing, interpreting, or enforcing this Agreement and relating to any other aspect of Mr. Waterman’s employment with Rogue Wave.

          23.           Arbitration.  The Parties agree to submit any dispute between them concerning or arising out of this Agreement, or concerning, relating to, or arising out of Mr. Waterman’s employment with Rogue Wave, to resolution in final and binding arbitration in Colorado under the American Arbitration Association’s Rules for the Resolution of Employment Disputes before an arbitrator selected from JAMS/Endispute located in Denver, Colorado.  The parties agree that the arbitration proceedings shall be confidential (to the extent permitted by law) and will not be open to the public.  The arbitrator will be selected by mutual agreement of the parties, and such agreement shall not be unreasonably withheld.  The decision of the arbitrator shall be final and binding.  The arbitration award may be enforced in any court of competent jurisdiction.  Each party will bear his/its own costs and attorneys’ fees incurred in connection with any arbitration, and no party or an attorney for any party shall seek or accept an award of attorneys’ fees under any statute, rule or order of court in connection with the lawsuit.  The Parties specifically waive any right to seek punitive damages as to any claim.  Nothing in this Agreement shall prevent Rogue Wave or Mr. Waterman from obtaining temporary equitable relief from a state or federal court in Boulder, Colorado, or Denver, Colorado if the following conditions have been met: (i) there has been no arbitration claim filed; (ii) the party seeking relief proves the existence of immediate and irreparable harm that will occur before the party may be heard before an arbitrator (according to the procedure set forth above); and (iii) immediately after any temporary proceeding, all Parties submits any and all claims to the arbitrator (according to the procedure set forth above).  A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney’s fees incurred in successfully dismissing the action or successfully transferring the action to arbitration under this paragraph.

          24.           Severable.  If any provision of this Agreement is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable.

          25.           Enforce According To Terms.  The Parties intend this Agreement to be enforced according to its terms.

          26.           Execution Date.  This Agreement is effective on the later of the dates that each of the Parties signed this Agreement (“Execution Date”).

          27.           Counterparts.  This Agreement may be executed in one or more counterparts, any of which need not contain the signatures of more than one party but all signed counterparts taken together will constitute one and the same argument.

          28            Section Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          29.           Expiration.  Unless otherwise agreed to by Rogue Wave in writing signed by an authorized Rogue Wave representative, this agreement must be executed by Mr. Waterman and delivered to Rogue Wave no later than May 8,  2003, to be effective or binding on Rogue Wave.

          IN WITNESS WHEREOF, the Parties have duly authorized and caused this Agreement to be executed as follows:

M small ERLE /small A. W small ATERMAN /small , an individual		ROGUE WAVE SOFTWARE, INC.,
a Delaware corporation

	/s/ MERLE A. WATERMAN		/s/ MARY KREIDLER WALKER

	Merle A. Waterman	By:	Mary Kreidler Walker
		Its:	Vice President Human Resources

Date:	May 8, 2003	Date:	May 8, 2003

Exhibit A:     Employee Proprietary Information and Inventions Agreement filed as Exhibit 10.13, Exhibit D, to the Registrant’s quarterly report on Form 10-Q for the quarter ended December 31, 2001.